EXHIBIT 99.1
For Immediate Release
American Axle & Manufacturing Reports
Fourth Quarter and Full Year 2009 Financial Results
Announces Updated 2010 Outlook
Detroit, Michigan, February 5, 2010 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2009.
Fourth Quarter 2009 Highlights
•	Fourth quarter sales of $464.0 million were 13% higher than the third quarter of 2009

•	Operating income of $29.0 million, or 6.3% of sales

•	Net income of $48.6 million, or $0.80 per share, marks AAM’s second consecutive profitable quarter

•	AAM’s quarterly results reflect the favorable impact of a U.S. tax refund claim of $48.8 million (or $0.80 per share) related to newly enacted legislation providing for a special 5-year net operating loss carryback election

•	AAM incurred a net charge for special items in the quarter of $8.5 million (or $0.14 per share)

•	Net cash provided by operating activities of $37.0 million reflects year-over-year improvement of $102.8 million

•	AAM’s 2009 year-end liquidity position of $481 million is $110 million higher than September 30, 2009 and reflects the impact of AAM’s successful debt and equity financing transactions completed in the quarter
AAM’s results in the fourth quarter of 2009 were net earnings of $48.6 million or $0.80 per share. This compares to a net loss of $112.1 million, or $2.17 per share, in the fourth quarter of 2008.
In the fourth quarter of 2009, AAM recorded a tax gain of $48.8 million (or $0.80 per share) to recognize the benefit of a special U.S. tax refund claim related to newly enacted legislation providing for a special 5-year net operating loss carryback election. AAM’s results in the fourth quarter of 2008 included a tax expense provision of $69.5 million, primarily relating to non-cash charges to establish and adjust valuation allowances on AAM’s U.S. and U.K. deferred tax assets.
AAM’s results in the fourth quarter of 2009 also include a net charge for special items of $8.5 million (or $0.14 per share). This includes a $7.7 million non-cash write-off of unamortized debt issuance costs related to the prepayment of the $250 million Term Loan due 2012. AAM also recorded pension and postretirement benefit curtailment gains of $4.3 million and other charges of $5.1 million, primarily relating to attrition programs and related statutory benefits.
“In 2009, AAM successfully navigated through one of the most difficult periods in the history of the global automotive industry. We achieved transformational improvements in our cost structure, operating flexibility and capacity utilization. We stabilized AAM’s capital structure by securing new financing arrangements and ended the year with positive momentum by returning to profitability in the third and fourth quarters of 2009. This is powerful validation of our progress in positioning AAM for continued profitability, stable free cash flow generation and further diversification of the business,” said AAM Co-Founder, Chairman of the Board & Chief Executive Officer Richard E. Dauch.
AAM’s net loss for the full year 2009 was $253.1 million, or $4.81 per share. This compares to a net loss of $1.2 billion, or $23.73 per share, in 2008.

In 2008 and 2009, AAM incurred special charges, asset impairments and other non-recurring operating costs related to the implementation of new labor agreements, hourly and salaried attrition program activity, plant closures and other actions to rationalize capacity, redeploy underutilized assets and align AAM’s business to current and projected market requirements. In total, AAM’s 2009 results reflect the impact of charges amounting to $169.3 million (or $3.22 per share) relating to these items, including pension and other postretirement benefit curtailments and special termination benefits. This compares to $985.4 million (or $19.10 per share) of such charges in 2008.
AAM’s full year 2009 results also reflect restructuring costs and other special items of $17.8 million (or $0.34 per share), primarily relating to the successful closing of a settlement and commercial agreement with General Motors Company (GM), the amendment of AAM’s senior secured credit facilities and the write-off of unamortized debt issuance costs related to the prepayment of the $250 million Term Loan due 2012.
Net sales in the fourth quarter of 2009 were $464.0 million as compared to $503.0 million in the fourth quarter of 2008. Customer production volumes for the North American light truck and SUV programs AAM currently supports for GM and Chrysler were down approximately 7% in the fourth quarter of 2009 as compared to the fourth quarter of 2008, substantially all of which is attributable to lower customer production of mid-sized light truck programs.
Net sales for the full year 2009 were $1.5 billion as compared to $2.1 billion in 2008. Customer production volumes for the North American light truck and SUV programs AAM currently supports for GM and Chrysler were down approximately 30% in 2009 as compared to the prior year. AAM’s results in 2009 were adversely impacted by the extended production shutdowns of GM and Chrysler. AAM estimates the reduction in sales and operating income resulting from these shutdowns to be approximately $304 million and approximately $95 million (or $1.81 per share), respectively.
AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American light truck and SUV programs and Chrysler’s Heavy Duty Dodge Ram pickup trucks. For the full year 2009, AAM’s content-per-vehicle was $1,403 as compared to $1,391 in 2008.
AAM’s SG&A spending for the full year 2009 was $172.7 million as compared to $185.4 million in 2008. AAM’s R&D spending for the full year 2009 was $67.0 million as compared to $85.0 million in 2008.
AAM defines free cash flow to be net cash provided by (or used in) operating activities and proceeds from the issuance of GM warrants, less capital expenditures net of proceeds from the sales of equipment and dividends paid.
Net cash provided by operating activities for the fourth quarter of 2009 was $37.0 million as compared to net cash used by operating activities of $65.8 in 2008. Capital spending, net of deposits for acquisition of property and equipment and proceeds from the sale of equipment in the fourth quarter of 2009, was $21.0 million as compared to $43.4 million in the fourth quarter of 2008. Reflecting the impact of this activity, AAM generated $16.0 million of positive free cash flow for the fourth quarter of 2009 as compared to a use of $110.2 million in 2008.
Net cash provided by operating activities for the full year 2009 was $17.3 million as compared to net cash used by operating activities of $163.1 in 2008. In conjunction with the settlement and commercial agreement with GM, AAM received a $110 million cash payment from GM in 2009, $79.7 million of which was recorded in operating activities and $30.3 million of which was recognized as a financing activity. For purposes of measuring free cash flow in 2009, AAM includes the entire $110 million cash payment. Capital spending, net of deposits for acquisition of property and equipment and proceeds from the sales of equipment for the full year 2009 was $136.0 million as compared to $143.9 million in 2008. Reflecting the impact of this activity, AAM’s free cash flow was a use of $88.4 million in 2009 compared to a use of $325.3 million in 2008.

AAM’s Updated 2010 Outlook
AAM also announced an updated sales, profitability and free cash flow outlook for 2010.
AAM’s updated 2010 outlook is based on the assumption that the U.S. Seasonally Adjusted Annual Rate (“SAAR”) of light vehicle sales increases from approximately 10.4 million vehicle units in 2009 to a range of 11.0 million — 11.5 million vehicle units in 2010. Based on this industry sales assumption and the anticipated timing of new programs launching in AAM’s $1.0 billion new and incremental business backlog, AAM expects full year 2010 sales to range from $1.9 billion to $2.1 billion. This represents annual sales growth of approximately 25% — 40% on a year-over-year basis as compared to the full year 2009.
AAM expects to be profitable and generate EBITDA in the range of 12% to 15% of sales in 2010.
AAM expects cash payments for restructuring costs to range from $40 million — $50 million in 2010. These payments relate primarily to AAM’s remaining obligations under hourly and salaried attrition programs and the Buydown Program (BDP) for UAW represented associates at AAM’s Detroit, Michigan; Three Rivers, Michigan; and Cheektowaga, New York manufacturing facilities.
Reflecting AAM’s outlook for sales, profitability and restructuring payments in 2010, the expected receipt of the $48.8 million U.S. tax refund related to the special 5-year net operating loss carryback election, and capital spending in the range of 4% — 5% of sales, AAM expects to generate positive free cash flow for the full year 2010.
A conference call to review AAM’s fourth quarter and full year 2009 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 5:00 p.m. ET on February 5, 2010 until 5:00 p.m. ET February 12, 2010 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 51582206.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio, Pennsylvania, and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions; our ability to comply with the definitive terms and conditions of various commercial and financing arrangements with GM; reduced purchases of our products by GM, Chrysler or other customers; reduced demand for our customers’ products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers’ and suppliers’ availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; the impact on us and our customers of requirements imposed on, or actions taken by, our customers in response to the U.S. government’s ownership interest, the Troubled Asset Relief Program or similar programs; our ability to achieve cost reductions through ongoing restructuring actions; additional restructuring actions that may occur; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’, our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to continue to implement improvements in our U.S. labor cost structure; supply shortages or price increases in raw materials, utilities or other operating supplies; currency rate fluctuations; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy (“CAFE”) regulations); adverse changes in the political stability of our principal markets (particularly North America, Europe, South America and Asia); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Risk factors related to our business” in our most recent prospectus filed pursuant to Rule 424 on Form 424B2.
It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
# # #
For more information...

Christopher M. Son	David Tworek
Director, Investor Relations and Corporate Communications	Manager, Communications
(313) 758-4814	(313) 758-4883
chris.son@aam.com	david.tworek@aam.com
Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions, except per share data)		(In millions, except per share data)

Net sales	$464.0	$503.0	$1,521.6	$2,109.2

Cost of goods sold	395.6	474.6	1,552.7	2,974.4

Gross profit (loss)	68.4	28.4	(31.1)	(865.2)

Selling, general and administrative expenses	39.4	48.1	172.7	185.4

Operating income (loss)	29.0	(19.7)	(203.8)	(1,050.6)

Interest expense	(24.1)	(22.0)	(84.5)	(70.4)
Investment income (loss)	(0.8)	2.0	2.0	2.5
Debt refinancing cost	(7.7)	—	(7.7)	—
Other income (expense), net	0.5	(3.0)	(3.1)	(2.8)

Loss before income taxes	(3.1)	(42.7)	(297.1)	(1,121.3)

Income tax expense (benefit)	(51.6)	69.5	(43.8)	103.3

Net income (loss)	48.5	(112.2)	(253.3)	(1,224.6)

Net loss attributable to noncontrolling interest	0.1	0.1	0.2	0.3

Net income (loss) attributable to AAM	$48.6	$(112.1)	$(253.1)	$(1,224.3)

Diluted earnings (loss) per share	$0.80	$(2.17)	$(4.81)	$(23.73)

Diluted shares outstanding	61.0	51.6	52.6	51.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2009	2008
	(In millions)

ASSETS

Current assets
Cash and cash equivalents	$178.1	$198.8
Short-term investments	4.2	77.1
Accounts receivable, net	129.7	186.9
2008 AAM/GM agreement receivable	—	60.0
Inventories, net	90.6	111.4
Prepaid expenses and other	114.0	61.1

Total current assets	516.6	695.3

Property, plant and equipment, net	946.7	1,064.2
GM postretirement cost sharing asset	219.9	221.2
Goodwill	147.8	147.8
Other assets and deferred charges	155.8	119.2

Total assets	$1,986.8	$2,247.7

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$200.9	$250.9
Accrued expenses and other	244.6	266.8

Total current liabilities	445.5	517.7

Long-term debt	1,071.4	1,139.9
Deferred revenue	189.7	178.2
Postretirement benefits and other long-term liabilities	840.1	847.4

Total liabilities	2,546.7	2,683.2

Stockholders’ deficit	(559.9)	(435.5)

Total liabilities and stockholders’ deficit	$1,986.8	$2,247.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions)		(In millions)
Operating activities
Net income (loss)	$48.5	$(112.2)	$(253.3)	$(1,224.6)
Depreciation and amortization	31.9	34.3	134.7	199.5
Other	(43.4)	12.1	135.9	862.0

Net cash flow provided by (used in) operating activities	37.0	(65.8)	17.3	(163.1)

Purchases of property, plant & equipment	(29.5)	(37.4)	(141.5)	(140.2)
Decrease (increase) in deposits for acquisition of property and equipment	7.3	(7.1)	3.8	(7.1)
Acquisition, net	—	(10.7)	(10.2)	(10.7)
Proceeds from sales of property, plant & equipment	1.2	1.1	1.7	3.4
Redemption (reclass) of short-term investments	4.9	40.1	72.9	(77.1)

Net cash flow used in investing activities	(16.1)	(14.0)	(73.3)	(231.7)

Net increase (decrease) in debt	(107.9)	(157.5)	(75.1)	285.4
Debt issuance costs	(17.4)	(13.4)	(35.6)	(13.4)
Proceeds from the issuance of Common Stock, net	109.7	—	109.7	—
Repurchase of treasury stock	(0.6)	—	(0.9)	(0.1)
Employee stock option exercises, including tax benefit	—	—	1.0	0.9
Proceeds from the issuance of warrants to GM	—	—	30.3	—
Dividends paid	—	(1.0)	—	(18.3)

Net cash flow provided by (used in) financing activities	(16.2)	(171.9)	29.4	254.5

Effect of exchange rate changes on cash	0.3	(3.7)	5.9	(4.5)

Net increase (decrease) in cash and cash equivalents	5.0	(255.4)	(20.7)	(144.8)

Cash and cash equivalents at beginning of period	173.1	454.2	198.8	343.6

Cash and cash equivalents at end of period	$178.1	$198.8	$178.1	$198.8

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings (loss) before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions)		(In millions)
Net income (loss) attributable to AAM	$48.6	$(112.1)	$(253.1)	$(1,224.3)
Interest expense	24.1	22.0	84.5	70.4
Income taxes	(51.6)	69.5	(43.8)	103.3
Depreciation and amortization	31.9	34.3	134.7	199.5

EBITDA	$53.0	$13.7	$(77.7)	$(851.1)

Net debt(b) to capital

	December 31,	December 31,
	2009	2008
	(In millions, except percentages)
Total debt	$1,071.4	$1,139.9
Less: cash and cash equivalents	178.1	198.8

Net debt at end of period	893.3	941.1

Stockholders’ deficit	(559.9)	(435.5)

Total invested capital at end of period	$333.4	$505.6

Net debt to capital(c)	267.9%	186.1%

Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions)		(In millions)
Net cash provided by (used in) operating activities	$37.0	$(65.8)	$17.3	$(163.1)
Add: Proceeds from the issuance of warrants to GM	—	—	30.3	—
Less: Purchases of property, plant & equipment, net of proceeds from sale of equipment	(28.3)	(36.3)	(139.8)	(136.8)
Decrease (increase) in deposits for acquisition of property and equipment	7.3	(7.1)	3.8	(7.1)

Net operating cash flow	16.0	(109.2)	(88.4)	(307.0)

Less: dividends paid	—	(1.0)	—	(18.3)

Free cash flow	$16.0	$(110.2)	$(88.4)	$(325.3)

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)	We define net operating cash flow as net cash provided by (used in) operating activities and proceeds from the issuance of warrants to GM, less purchases of property and equipment net of proceeds from sales of assets. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.